Exhibit 3.3

AMENDMENT NO. 1

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

GYRODYNE, LLC

This Amendment No. 1, dated June 26, 2014 (this “Amendment No. 1”), to the Limited Liability Company Agreement of Gyrodyne, LLC (the “Company”), dated as of October 3, 2013 (the “Existing Agreement”), is made by Gyrodyne Company of America, Inc., a self-managed and self-administered real estate investment trust formed under the laws of the State of New York, as sole member (the “Member”).

WHEREAS, the Member desires to amend the Agreement as indicated below.

NOW THEREFORE, in consideration of the premises of this Amendment No. 1 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Member hereby amends the Existing Agreement as follows:

1.	Definitions. Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings set forth in the Existing Agreement.

2.	Capital Structure. The Existing Agreement hereby is amended by deleting Section 3.1 thereof in its entirety and replacing it with the following:

Section 3.1         Capital Structure.  The capital structure of the Company shall consist of one class of common interests (the “Common Interests”), which shall be identical with each other in every respect. The aggregate number of Common Interests that the Company is authorized to issue is four million (4,000,000), of which one hundred (100) of the Common Interests are issued to the Member.

3.	No Other Changes. Except as set forth in this Amendment No. 1, the Existing Agreement shall continue in full force and effect in accordance with its terms. From and after the execution of this Amendment No. 1, each reference in the Existing Agreement or any document referenced therein to “this Agreement” or words of similar meaning will mean and be a reference to the Existing Agreement as amended by this Amendment No. 1.

4.	Effective Time. This Amendment No. 1 shall be effective as of the date hereof.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Amendment No. 1 as of the date identified above.

GYRODYNE COMPANY OF AMERICA, INC.

By:	/s/ Frederick C. Braun III
Name: Frederick C. Braun III
Title: President and Chief Executive Officer